Exhibit 99.1

FOR IMMEDIATE RELEASE

July 11, 2006

Owens & Minor Announces Plans to Acquire McKesson’s

Acute-Care Medical and Surgical Supply Distribution Business

RICHMOND, VA…July 11, 2006 - Owens & Minor (NYSE: OMI) announced today that it has signed a definitive agreement to acquire certain assets of the acute-care medical and surgical supply distribution business of McKesson Medical-Surgical, a business unit of McKesson Corporation (NYSE: MCK), for approximately $170 million. The transaction is expected to close this fall, subject to various closing conditions and federal regulatory approvals. After an estimated six-month transition plan is completed, the acquisition is expected to generate at least $800 million in incremental annual revenue for Owens & Minor.

“This acquisition is a unique opportunity and a great strategic fit for Owens & Minor,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Acute-care medical and surgical distribution is our core competency and we look forward to significantly expanding our customer base and having the opportunity to introduce these new customers to our extensive supply chain management products and services. Once we transition the business to Owens & Minor, we expect to leverage this larger revenue base with our best-of-breed supply-chain management capabilities, achieving greater productivity and enhanced value for our shareholders. We are committed to an orderly transition of this business, and will continue providing exceptional customer service as we move forward.”

Under terms of the $170 million purchase agreement, Owens & Minor will acquire certain assets, including net inventory valued at approximately $130 million, and will assume customer contracts associated with McKesson’s acute-care business. Owens & Minor and McKesson will work together to achieve a seamless integration of the acute-care business into Owens & Minor according to a six-month transition plan, which will be launched immediately after the close of the transaction. During this transition period, the company expects the transaction to be dilutive. After the transition is completed, Owens & Minor expects that the transaction will have an accretive impact. Owens & Minor will provide additional detail on the transition plan and the financial impact of the acquisition subsequent to the close of the transaction.

“We expect to achieve a number of synergies with this acquisition, particularly with our infrastructure, technology and distribution network,” said Smith. “We are also excited about the opportunity to expand our sales team with McKesson’s acute-care sales representatives and look forward to welcoming them and other McKesson acute-care employees to Owens & Minor.”

About McKesson Corporation

McKesson Corporation (NYSE: MCK), currently ranked 16th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

About Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Investor Conference Call Information

Owens & Minor will conduct a conference call on July 11, 2006 at 10:00 a.m. Eastern Time to discuss the acquisition announcement. The phone number for the Owens & Minor conference call is 866-831-6162 with passcode “Owens & Minor.” The international dial-in number is 617-213-8852. The call will also be available by replay for five days by calling 888-286-8010, with access code #72362275. The call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact:

Jeff Kaczka, SVP & CFO, 804-723-7500, jeff.kaczka@owens-minor.com

Dick Bozard, VP & Treasurer, 804-723-7502, dick.bozard@owens-minor.com;

Trudi Allcott, Director, Investor Communications, 804-723-7555; truitt.allcott@owens-minor.com